Exhibit 99.2


                       Report of Independent Accountants

            Synthetic Fixed-Income Securities, Inc. (as Depositor) One Wachovia Center
            301 South College Street, DC-7
            Charlotte, NC 28288

            U.S. Bank Trust National Association (as Trustee)
            Corporate Trust Department
            100 Wall Street
            New York, NY 10005


            Re:   STRATS Trust For JPMorgan Chase Capital XVII Securities,
                  --------------------------------------------------------
                  Series 2005-5 (the "Trust")
                  ---------------------------

            Ladies and Gentlemen:

            We have examined assertions of Synthetic Fixed-Income Securities, Inc. (the "Depositor") and U.S. Bank National Association, (the "Trustee" and Together with the Depositor, the "Management") that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Base Trust Agreement dated as of September 26, 2003, as supplemented by a series supplement dated as of October 24, 2005 (together, the "Trust Agreement"), in respect of the STRATS Trust For JPMorgan Chase Capital XVII Securities, Series 2005-5 (the "Trust"), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2006 (the "Annual Report"). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management's assertions based on our examination.

            Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor's and the Trustee's compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

            In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management's assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2006.


            /s/ Aston Bell, CPA

            New York, New York
            March 13, 2007